Exhibit 10.2

October 1, 2010

Mr. Robert Cavnar

4899 Montrose Blvd.

Houston, TX 77006

Dear Bob,

This letter agreement (this “Agreement”) outlines the terms and conditions under which Luca Technologies Inc., a Delaware corporation (the “Company”) agrees to employ you as Chief Executive Officer (“CEO”), and you understand that the Company’s employment of you is conditioned upon your good faith agreement to comply with the provisions of this Agreement. This Agreement supersedes and replaces any and all prior negotiations and agreements between you and the Company, including, without limitation, that certain conditional offer letter dated August 13, 2010. This Agreement constitutes the final and entire agreement concerning the subject matter hereof and may be amended or modified only by a writing executed by you and the Company (with approval of the Board, as hereinafter defined).

1. Your start date will be effective on October 1, 2010. You will serve in the role of CEO of the Company, with responsibility for the Company’s operations and strategic direction, as well as other tasks assigned to you by the Board. You will report directly to the Board. Currently, the Company’s Amended and Restated Stockholders Agreement provides that the acting CEO will serve as a member of the Board. Accordingly, for so long as you serve as the Company’s CEO, you will also serve as a director of the Company in accordance with the provisions of the Amended and Restated Stockholders Agreement and applicable law. You understand, however, that the Amended and Restated Stockholders Agreement may be amended at any time in accordance with its terms to eliminate the CEO director position without your consent or approval. During your employment, you agree to use your best efforts to carry out your duties and responsibilities to the Company, and to discharge our duties and responsibilities, in an efficient, trustworthy and business-like manner. While employed by the Company, except with the written approval of the Board, you will not actively engage in any other employment, occupation or significant consulting activity. Any significant consulting activities will be promptly disclosed by you to the Board.

2. Cash Compensation

a.

Base Salary. Subject to other provisions of this Agreement, you will receive an initial monthly salary of $41,666.67 (less applicable employment tax and other withholdings or deductions required by law or the Company’s policies), payable pursuant to the Company’s regular payroll policy (or in the same manner as other executive officers of the Company). Your Base Salary will be reviewed annually by the Board, and will be subject to increase or decrease at the discretion of the Board.

b.

Bonus Program. The Board will work in good faith to establish a formal Bonus Program for members of the executive management team of the Company within the first sixty (60) days of your employment, with the goal of allowing you and the other members of such team to participate in the upside success of the Company’s performance. The Board agrees to consult with you as to the terms of such Bonus Program but will not be bound by or required to accept your input or comments. Your initial targeted annual bonus will be $250,000 (assuming 12 months of full employment), based on key milestones and performance goals that will be set by the Board, in its discretion, in consultation with you. The Bonus Program will be subject to annual review and will be adjusted by the Board, in its discretion, in accordance with the development and growth of the Company.

3. Stock Options

a.

In connection with the commencement of your employment, the Company will grant you an option to purchase 750,000 shares of common stock of the Company at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant and to the maximum extent permitted under applicable law, all or a portion of the option shall be designated as an incentive stock option and the remaining portion, if any, shall be designated as a non-qualified option. The option will be granted and issued pursuant to, and be subject to, the terms of the Company’s Third Amended and Restated 2007 Equity Incentive Plan (the “Plan”) and will vest over 4 years as described below.

b.

The option grant will be subject to the Company’s standard Stock Option Agreement (the “Stock Option Agreement”) and will provide for an initial cliff vesting of 25%, or 187,500 option shares, on the first anniversary of your start date. The remainder of the option shares shall vest at the rate of 15,625 shares per month thereafter over the three-year period measured from the first anniversary of your start date. Subject to the provisions of Section 3(c) below, vesting is expressly contingent upon you being actively and continually employed by the Company prior to and on each applicable vesting date.

c.

Your Stock Option Agreement will provide that if, during your employment with the Company, there is a Change in Control (as defined in Section 10 below) and within six months following such Change in Control your employment is terminated by reason of an Involuntary Termination (as defined in Section 9 below), then 50% of any outstanding unvested option shares will immediately vest upon such Involuntary Termination. The provisions of this subsection (c) assume your option is assumed or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction in accordance with the Plan. If your option terminates and ceases to be outstanding pursuant to the Change in Control transaction, then the provisions of this subsection (c) shall not apply.

4. Benefits. Subject to the provisions of Section 7 below, benefits will be consistent with those provided to other officers and employees pursuant to the Company’s Employee Policy Guide dated August 1, 2009, and any subsequent amendment of such Employee Policy Guide during your employment.

a.	Insurance Benefits. The Company will provide you and your family with the standard medical, dental and other insurance benefits available to other officers of the Company.

b.	Personal Time Off. You will be eligible for 26 days of Personal Time Off in accordance with the Company’s Personal Time Off policy.

c.

Expenses. The Company will reimburse all reasonable and necessary expenses incurred on Company business including business class flights for international business travel in accordance with the Company’s expense reimbursement policy.

d.

Relocation and Commuting. The Company will fund reasonable out of pocket expenses related to your temporary commute and relocation to the Denver area, up to a maximum of $100,000, inclusive of providing an apartment for you and your family.

5. Term of Employment. Your employment with the Company shall be for no specified period or term and may be terminated by you or by the Company at any time for any or no reason, with or without Cause (as defined in Section 8 below). The nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement between you and the Company (with approval of the Board).

6. Governing Law; Arbitration. For all purposes, your employment will commence in and be subject to the laws of the State of Colorado and this Agreement is governed by and shall be construed in accordance with the laws of the State of Colorado. You agree to arbitrate any disputes concerning your employment in Colorado, applying Colorado law.

7. Termination of Employment and Severance

a.	You agree to provide thirty (30) days written notice to the Company of your intention to resign.

b.

If you resign your employment with the Company, or if the Company terminates your employment for Cause (as defined in Section 8 below), you will only be entitled to the following compensation then fully earned - Base Salary then due and payable and any accrued but unused Personal Time Off through the date of termination. The Company will have no further liability or obligation to you for compensation under this Agreement except as otherwise specifically provided in this Agreement.

c.

Your employment will terminate automatically in the event of your death. If your employment terminates as a result of your death, the Company will pay to your executors, legal representatives or administrators, as applicable, an amount equal to Base Salary then due and payable through the date of termination, any accrued but unused Personal Time Off through the date of termination and any earned bonus under the Bonus Program to which you would otherwise be entitled for the year in which your death occurs (pro-rated for the year). The Company will have no further liability or obligation under this Agreement to your executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through you except as otherwise specifically provided in this Agreement.

d.

Subject to applicable law, the Company may terminate your employment if you are unable substantially to perform your duties and responsibilities under this Agreement to the full extent required by the Board by reason of illness, injury or incapacity for 6 consecutive months, or for more than 6 months in the aggregate during any period of 12 calendar months; provided, however, that the Company will continue to pay you your Base Salary through the end of the month in which your employment is terminated, but the amount the Company will be required to pay you will be reduced by the amount of (i) any disability payments received by you under any employee benefits plan, and (ii) any amounts owed by you to the Company. In addition, you will be entitled to (A) any accrued but unused Personal Time Off through the date of termination and (B) any earned bonus under the Bonus Program to which you would otherwise be entitled for the year in which termination of your employment occurs (pro-rated for the year). The Company will have no further liability or obligation to you for compensation under this Agreement except as otherwise specifically provided in this Agreement. You agree, in the event of a dispute regarding the existence or extent of your disability to submit to a physical examination by a licensed physician selected by the Board.

e.

If the Company terminates your employment for any reason other than Cause (as defined in Section 8 below), death or disability, you will be entitled to the following compensation - Base Salary then due and payable and any accrued but unused Personal Time Off through the date of termination, plus one (1) year of severance paid monthly and any earned bonus under the Bonus Program pro-rated for the year, but only if you execute and do not revoke a general release in the form of the Company’s Severance Agreement And General Release And Waiver Of Claims. The Company will have no further liability or obligation to you for compensation under this Agreement except as otherwise specifically provided in Section 3 above or any other provision in this Agreement.

f.

If, during your employment with the Company, there is a Change in Control (as defined in Section 10 below), and within six months of such Change in Control your employment is terminated by reason of an Involuntary Termination (as defined in Section 9 below), then such termination will be treated in accordance with Section 7(e) above and you will be entitled to the compensation so described, subject to any conditions or other requirements described in such Section 7(e).

8. “Cause” shall mean any of the following acts by or applying to you:

a.	the commission of any act of fraud or embezzlement or any act of dishonesty related to the Company;

b.

theft from the Company, misuse of any assets of the Company, or unauthorized disclosure of Confidential Information or Proprietary Information as those terms are defined in the Company’s Employee Proprietary Information and Inventions Agreement;

c.	any intentional misconduct affecting the business or affairs of the Company;

d.	the conviction of (or pleading nolo contendere to) (i) any misdemeanor involving moral turpitude or fraudulent conduct, or (ii) any felony;

e.	the breach of any material term of this Agreement and/or the failure to carry out any reasonable direction provided to you in writing by the Board of Directors;

f.

theft from any client of the Company, or misuse of any assets of any client of the Company, or unauthorized disclosure of confidential information or proprietary information belonging to any client of the Company to whom the Company owes a duty to preserve confidences; and/or

g.	the failure to abide by ethics policies, business policies or other policies of the Company that are published from time to time.

9. “Involuntary Termination” shall mean:

a.

your involuntary dismissal or discharge by the Company or the successor corporation or other entity (or a parent thereof) with respect to the Change in Control (the “Successor”) for reasons other than for Cause; or

b.

your voluntary resignation following (i) a change in your position with the Company or the Successor which materially reduces your duties and responsibilities, or (ii) a reduction of 10% or more of your Base Salary.

10. “Change in Control” shall mean:

a.

Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or successor entity immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding (A) any consolidation or merger effected exclusively to change the domicile of the Company and (B) any transaction or series of transactions principally for bona fide equity financing purposes (including, but not limited to, the sale of securities pursuant to an effective registration statement filed with the Securities and Exchange Commission) in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or

b.	A sale, lease or other disposition of all or substantially all of the assets of the Company.

11. Noncompetition. During the term of your employment, and for twelve months thereafter, you agree to not, without the prior written consent of the Company, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage, participate in or perform services for any person or entity that is located or engages in business in the Restricted Territory and is in competition with the business of the Company, which shall include, without limitation, any person or entity that is involved in the commercialization of microbial enhanced natural gas, or otherwise engages in a business similar to the Company. “Restricted Territory” means (a) the United States, and (b) any other country in which the Company does business, has customers, or is soliciting customers at the time this restriction becomes applicable.

12. Nonsolicitation. During the term of your employment with the Company, and for twenty four months thereafter, you shall not directly or indirectly, without the prior written consent of the Company: (i) solicit, recruit, encourage, induce (or attempt to do any of the foregoing) any employees, directors, consultants, contractors or subcontractors of the Company to leave the employment of or engagement by the Company; or (ii) interfere with, solicit, induce (or attempt to do any of the foregoing) any person or entity that is an account, prospect, customer, supplier, vendor or client of the Company to cease negotiations, or doing business with, the Company.

13. Acknowledgements; “Blue Pencil” Provision. You acknowledge that the terms of the covenants in Section 11 and Section 12 above, including periods of time, the prohibited actions, and the areas of the restrictions, are reasonably limited and necessary to protect the Company and consistent with Colorado law. Notwithstanding the language above, the parties agree that if the scope or enforceability of any of the covenants in Section 11 or Section 12 are disputed at any time, it/they may be modified and enforced by a court or arbitrator of competent jurisdiction to the maximum extent determined to be reasonable under applicable law.

14. Required Documents. To protect the interest of the Company you agree to sign and deliver to the Company the following documents:

a.	The Company’s standard “Employee Proprietary Information and Inventions Agreement.”

b.	All required documents verifying your eligibility to work in the United States.

c.	The Company’s Employee Policy Guide’s “Acknowledgement of Receipt”

15. No Inconsistent Obligations. It is imperative to the Board that your interests, both economic and otherwise, are fully aligned with those of the Company. Consequently, the Board desires to avoid any conflicts of interest and to allow you to disclose any actual or potential conflicts of interest prior to commencement of employment. You agree that Exhibit A hereto includes the appropriate list of circumstance which might be considered a conflict of interest using the criteria below. In addition, you agree that you will promptly notify the Board if any circumstance arises in the future that might give rise to a conflict of interest. For the Company’s purposes, a conflict of interest would include any of the following situations:

a.	compensated employment or anticipated compensated employment with any other entity during your employment with the Company;

b.

ownership of more than 1% of the outstanding equity or an equivalent interest in, acting in any capacity for, or accepting directly or indirectly any payments, services, loans or other thing of more than de minimis value from a supplier, contractor, subcontractor, customer or other person or entity with which the Company or any of its affiliates does business;

c.	commencing employment with the Company in contravention of any agreement or arrangement that you have with any other person or entity

(for example, a non-disclosure or non-compete agreement that is arguably violated by you taking employment with the Company);

d.

ownership, directly or indirectly, of more than 1% of the outstanding equity or an equivalent interest in, or acting as a director, officer, partner, employee, consultant or agent of any entity or enterprise that competes or is known to you to be planning to compete with the Company or any of its affiliates; and/or

e.

ownership, directly or indirectly, of more than 1% of the outstanding equity or an equivalent interest in, or acting as a director, officer, partner, employee, consultant or agent of any entity or enterprise that provides material services to, distributes or sells the products of any entity or enterprise that competes or is known to you to be planning to compete with the Company or any of its affiliates.

16. No Breach of Other Obligations. You hereby represent and warrant to the Company that: (1) you are not subject to any non-competition, non-solicitation and/or similar agreement with a former employer or other person or entity that prohibits or restricts you from entering into this Agreement and/or performing your duties under this Agreement; and (2) your execution and performance of this Agreement does not violate the terms of any agreement. This representation and warranty continues during the term of your employment with the Company, and you will inform the Company if you become subject to any such agreement at any time during the term of his/her employment.

17. Compliance with Section 409A. The parties intend that the payments and benefits provided under this Agreement shall not be subject to additional taxes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the maximum extent possible, the provisions of this Agreement shall be interpreted and construed consistent with such intent. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by you pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

18. Survival. The terms and provisions of Section 11 (Noncompetition), Section 12 (Nonsolicitation) and Section 13 (Acknowledgments; “Blue Pencil” Provision) will survive termination of this Agreement.

19. Waiver. The waiver by the Company or you of any breach of any provision of this Agreement will not operate or be construed as a waiver by the Company or you of any subsequent breach by the Company or you, respectively.

20. Attorneys’ Fees; Costs. The prevailing party in any suit or action arising out of or related to this Agreement will be entitled to recover from the other party its attorney fees, costs and expenses in the amount that a court or arbitrator of competent jurisdiction determines reasonable.

21. Counsel; No Reliance. You and the Company each represent that such party has consulted with its own legal counsel concerning this Agreement; or that such party had an opportunity to consult with its own legal counsel concerning this Agreement, but voluntarily declined to do so. Each party represents that such party has not relied upon statements or representations of the other party except as set forth in this Agreement.

22. Interpretation. You and the Company each agree that this Agreement may not be construed or interpreted against any party on the grounds of authorship.

23. Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision.

24. Headings. The headings in this Agreement are for purposes of identification only and will not be considered in construing this Agreement.

25. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which when taken together will constitute a single agreement.

Please review this Agreement, including Exhibit A, and if acceptable, sign and return it to Christie Haas indicating that you agree to the terms of this offer. We look forward to hearing from you.

Sincerely,

On Behalf of the Board of Directors

/s/ Eric Zzaloczi
Eric Szaloczi Chairman

Agreed and accepted this 4th day of October, 2010

/s/ Robert Cavnar
Robert Cavnar

EXHIBIT A

CONFLICTS OF INTEREST

The Company is aware of your pending activities related to the publication and promotion of your book titled “Disaster on the Horizon”, and understands that you will need to be away from the Company for a reasonable period of time for these activities.

Additionally, the Company is aware that you have a minority ownership position in Milagro Holdings, LLC and that your participation in such will not impact your obligations and duties to the Company.